Exhibit 99.1
NEWS RELEASE

Bonanza Creek Energy Announces
First Quarter 2019 Financial Results and Operational Update

DENVER, May 8, 2019 – Bonanza Creek Energy, Inc. (NYSE: BCEI) (the "Company" or "Bonanza Creek") today announced its first quarter 2019 financial results and operating outlook and has posted an updated investor presentation on its corporate website.

Highlights of the first quarter 2019 include:

•	First quarter 2019 sales volumes increased 17% sequentially to 20.7 thousand barrels of oil equivalent per day ("MBoe/d") on capital expenditures of $44.8 million

•	Net oil and gas revenue of $72.6 million, an increase of 10% sequentially

•	Lease operating expenses of $2.91 per Boe, a decrease of 11% sequentially

•	Rocky Mountain Infrastructure ("RMI") operating expenses of $1.24 per Boe

•
Total general and administrative ("G&A") expense of $10.3 million including $8.9 million or $4.77 per Boe of cash G&A(1) expense. The Company is reiterating full year 2019 cash G&A guidance of $3.70 per Boe to $4.20 per Boe

•	GAAP net loss of $7.0 million or $0.34 per diluted share, inclusive of $1.82 non-cash loss on derivatives

•	Adjusted EBITDAX(1) of $49.2 million, or $2.39 per diluted share, an increase of 17% sequentially

•	Total debt to trailing twelve month Adjusted EBITDAX of less than 0.5x

(1) Non-GAAP measure, see attached reconciliation schedules at the end of this release.

Eric Greager, Chief Executive Officer of Bonanza Creek, commented, "We are pleased with the strong start to 2019. Our skilled technical and operations teams continue to drive positive results, while new well performance in Legacy East continues to demonstrate the quality of our inventory. We remain focused on planning and efficient execution, continuing to improve our cost structure, and generating value for our shareholders.”

First Quarter 2019 Results

During the first quarter of 2019, the Company reported daily sales of 20.7 MBoe/d, which increased 17% from fourth quarter 2018. Product mix for the first quarter of 2019 was 65% oil, 16% NGLs, and 19% residue natural gas. During the first quarter of 2019, the Company drilled 13 gross (11.8 net) operated wells, 10 of which were extended reach lateral ("XRL") wells, and turned to sales 22 gross (14.8 net) operated wells, 8 of which were XRL wells.

The table below provides operating statistics for our Wattenberg assets.

	Three Months Ended March 31,(1)
	2019	2018	% Change
Avg. Daily Sales Volumes:
Crude oil (Bbls/d)	13,425	8,281	62%
Natural gas (Mcf/d)	24,427	18,257	34%
Natural gas liquids (Bbls/d)	3,240	2,415	34%
Crude oil equivalent (Boe/d)	20,736	13,739	51%

Product Mix
Crude oil	65%	60%
Natural gas	19%	22%
Natural gas liquids	16%	18%

Average Sales Prices (before derivatives):
Crude oil (per Bbl)	$49.83	$57.01
Natural gas (per Mcf)	$3.08	$2.64
Natural gas liquids (per Bbl)	$14.91	$22.33
Crude oil equivalent (per Boe)	$38.22	$41.79

(1) Results for three months ended are for Wattenberg only. Please see tables in the back of this press release and our Quarterly Report on Form 10-Q filed on May 8, 2019 for total Company operating statistics.

Net oil and gas revenue for the first quarter of 2019 was $72.6 million compared to $66.2 million for the fourth quarter of 2018. The increase was primarily a result of increased production partially offset by lower realized prices. Crude oil accounted for approximately 84% of total revenue. Differentials for the Company's Wattenberg oil production during the quarter averaged approximately $5.45 per barrel off of NYMEX WTI.

Wattenberg LOE for the first quarter of 2019 on a unit basis decreased by 11% to $2.91 per Boe from $3.27 per Boe in the fourth quarter of 2018 and compared favorably to full year 2019 guidance of $3.00 per Boe to $3.50 per Boe. Additionally, RMI operating expenses for the first quarter were $1.24 per Boe compared to $1.06 per Boe in fourth quarter of 2018 and in line with the Company's expectations.

Unit operating expenses continue to benefit from lower regulatory, compliance, compression, and labor costs. Additionally, the Company is benefiting from RMI as incremental production is absorbed into existing central production facilities without the need for additional tank batteries, compression or labor. Given positive results to date, the Company is lowering annual LOE guidance to a range of $2.75 per Boe to $3.25 per Boe.

The Company continued to benefit from multiple delivery points on the RMI system in the first quarter. As previously mentioned, the Company’s fourth gas processor (Cureton Midstream) brought online a 60 MMcf per day cryogenic gas processing plant in the fourth quarter of 2018, further enhancing the Company’s downstream optionality. This delivery point flexibility, combined with consistently low line pressures on RMI, has helped minimize production constraints. Line pressure on the Company’s RMI system has remained consistent between 50 and 100 psi, well below typical field-wide operating pressures outside of RMI. Additionally, construction of the Company’s new oil gathering line to Riverside Terminal is underway and is expected to lower oil differentials in the second half of 2019 by $1.25 to $1.50 for each barrel flowing through the line.

The Company's general and administrative ("G&A") expense was $10.3 million for the first quarter of 2019, which included $1.4 million in stock compensation. Cash G&A expense, which excludes stock compensation, was $8.9 million for the first quarter. Cash G&A is a non-GAAP measure. Please see Schedule 7 at the end of this release for a reconciliation from GAAP G&A to cash G&A.

Guidance Summary

Guidance	1Q19 Actuals	FY19 Guidance
Production (MBoe/d)	20.7	20.0 - 24.0
LOE ($/Boe)	$2.91	$2.75 - $3.25
RMI Opex ($/Boe)	$1.24	$1.10 - $1.40
Cash G&A ($/Boe)	$4.77	$3.70 - $4.20
Severance Ad/Valorem (% of rev)	5.9%	8% - 9%
Oil Differential ($/bbl)(1)	$5.45	$4.25 - $5.25
Total Capex ($MM)	$45	$230 - $255
D&C Capex ($MM)	$39	$210 - $220
(1) Oil differential guidance predicated on $50 WTI and $3 Henry Hub pricing environment.

Conference Call Information

The Company will host a conference call to discuss these results on May 9, 2019 at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time). A live webcast and replay of this event will be available on the Investor Relations section of the Company’s website at www.bonanzacrk.com. Dial-in information for the conference call is included below.

Type	Phone Number	Passcode
Live participant	877-793-4362	4198955
Replay	855-859-2056	4198955

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. The Company’s assets and operations are concentrated in the Rocky Mountain region in the Wattenberg Field, focused on the Niobrara and Codell formations. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements include statements regarding development and completion expectations and strategy; decreasing operating and capital costs; impact of the Company's reorganization; and updated 2019 guidance. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including the following: changes in natural gas, oil and NGL prices; general economic conditions, including the performance of financial markets and interest rates; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; ability to acquire adequate supplies of water; risks related to derivative instruments; access to adequate gathering systems and pipeline take-away capacity; and pipeline and refining capacity constraints. Further information on such assumptions, risks and uncertainties is available in the Company’s SEC filings. We refer you to the discussion of risk factors in our Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 28, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on May 8, 2019, and other filings submitted by us to the Securities Exchange Commission. The Company’s SEC filings are available on the Company’s website at www.bonanzacrk.com and on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, including guidance, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information, please contact:
Doug Atkinson
Senior Manager, Investor Relations
720-225-6690
datkinson@bonanzacrk.com

Scott Landreth
Director, Finance & Treasurer
720-225-6679
slandreth@bonanzacrk.com

Schedule 1: Statements of Operations
(in thousands, expect for per share amounts, unaudited)

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Operating net revenues:
Oil and gas sales	$72,594	$64,193
Operating expenses:
Lease operating expense	5,426	10,459
Gas plant and midstream operating expense	2,321	3,613
Gathering, transportation, and processing	4,022	2,338
Severance and ad valorem taxes	4,248	5,233
Exploration	97	29
Depreciation, depletion, and amortization	15,759	7,508
Abandonment and impairment of unproved properties	879	2,502
Unused commitments	—	21
General and administrative expense (including $1,380 and $1,008, respectively, of stock-based compensation)	10,278	9,533
Total operating expenses	43,030	41,236
Income from operations	29,564	22,957
Other income (expense):
Derivative loss	(36,544)	(8,742)
Interest expense	(1,151)	(357)
Gain on sale of properties	1,126	—
Other income	12	12
Total other expense	(36,557)	(9,087)
Income (loss) from operations before taxes	(6,993)	13,870
Income tax benefit (expense)	—	—
Net income (loss)	$(6,993)	$13,870

Comprehensive income (loss)	$(6,993)	$13,870

Basic net income (loss) per common share	$(0.34)	$0.68

Diluted net income (loss) per common share	$(0.34)	$0.68

Basic weighted-average common shares outstanding	20,557	20,454

Diluted weighted-average common shares outstanding	20,557	20,470

Schedule 2: Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Cash flows from operating activities:
Net income (loss)	$(6,993)	$13,870
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization	15,759	7,508
Abandonment and impairment of unproved properties	879	2,502
Well abandonment costs and dry hole expense	62	—
Stock-based compensation	1,380	1,008
Amortization of deferred financing costs	125	—
Derivative loss	36,544	8,742
Derivative cash settlements	936	(4,312)
Gain on sale of oil and gas properties	(1,126)	—
Other	(900)	172
Changes in current assets and liabilities:
Accounts receivable	6,237	(15,758)
Prepaid expenses and other assets	(440)	3,402
Accounts payable and accrued liabilities	(10,150)	(566)
Settlement of asset retirement obligations	(592)	(665)
Net cash provided by operating activities	41,721	15,903
Cash flows from investing activities:
Acquisition of oil and gas properties	(1,362)	(98)
Exploration and development of oil and gas properties	(36,503)	(37,664)
Proceeds from sale of oil and gas properties	1,153	20
Additions to property and equipment - non oil and gas	(76)	(103)
Net cash used in investing activities	(36,788)	(37,845)
Cash flows from financing activities:
Proceeds from current credit facility	15,000	—
Proceeds from prior credit facility	—	15,000
Payment of employee tax withholdings in exchange for the return of common stock	(153)	—
Net cash provided by financing activities	14,847	15,000
Net change in cash, cash equivalents and restricted cash	19,780	(6,942)
Cash, cash equivalents and restricted cash:
Beginning of period	13,002	12,782
End of period	$32,782	$5,840

Schedule 3: Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$32,695	$12,916
Accounts receivable:
Oil and gas sales	47,281	31,799
Joint interest and other	25,858	47,577
Prepaid expenses and other	5,073	4,633
Inventory of oilfield equipment	2,484	3,478
Derivative assets	6,400	34,408
Total current assets	119,791	134,811
Property and equipment (successful efforts method):
Proved properties	782,323	719,198
Less: accumulated depreciation, depletion and amortization	(67,886)	(52,842)
Total proved properties, net	714,437	666,356
Unproved properties	154,599	154,352
Wells in progress	73,993	93,617
Other property and equipment, net of accumulated depreciation of $2,701 in 2019 and $2,546 in 2018	3,570	3,649
Total property and equipment, net	946,599	917,974
Long-term derivative assets	—	3,864
Right-of-use assets	31,999	—
Other noncurrent assets	4,998	4,885
Total assets	$1,103,387	$1,061,534
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$56,021	$79,390
Oil and gas revenue distribution payable	31,314	19,903
Current portion of right-of-use liability	8,429	—
Derivative liability	4,889	183
Total current liabilities	100,653	99,476

Long-term liabilities:
Credit facility	65,000	50,000
Right-of-use liability	24,359	—
Ad valorem taxes	25,850	18,740
Asset retirement obligations for oil and gas properties	29,378	29,405
Total liabilities	245,240	197,621

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 225,000,000 shares authorized, 20,558,591 and 20,543,940 issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	4,286	4,286
Additional paid-in capital	697,688	696,461
Retained earnings	156,173	163,166
Total stockholders’ equity	858,147	863,913
Total liabilities and stockholders’ equity	$1,103,387	$1,061,534

Schedule 4: Per unit operating margins
(unaudited)

	Three Months Ended March 31,(1)
	2019	2018	Percent Change
Sales volume
Oil (MBbl)	1,208	895	35%
Gas (MMcf)	2,198	2,135	3%
NGL (MBbl)	292	258	13%
Equivalent (MBoe)	1,866	1,509	24%

Realized pricing (before derivatives)
Oil ($/Bbl)	$49.83	$57.89	(14)%
Gas ($/Mcf)	$3.08	$2.78	11%
NGL ($/Bbl)	$14.91	$23.33	(36)%
Equivalent ($/Boe)	$38.22	$42.27	(10)%

Per Unit Costs ($/Boe)
Realized price equivalent (before derivatives)	$38.22	$42.27	(10)%
Lease operating expense	2.91	6.93	(58)%
Gathering, transportation and processing	2.16	1.55	39%
Gas plant and midstream operating expense	1.24	2.39	(48)%
Severance and ad valorem	2.28	3.47	(34)%
Cash general and administrative(2)	4.77	5.65	(16)%
Total cash operating costs	$13.36	$19.99	(33)%
Cash operating margin (before derivatives)	$24.86	$22.28	12%
Derivative cash settlements	0.50	(2.85)	—%
Cash operating margin (after derivatives)	$25.36	$19.43	31%

Non-cash items
Non-cash general and administrative	$0.74	$0.67	10%

(1) The Mid-Continent region assets were sold August 6, 2018, and therefore, the data in the table above excludes the Mid-Continent region activity during the three months ended March 31, 2019 as compared to the three months ended March 31, 2018.
(2) Cash general and administrative expense excludes stock-based compensation of $1.4 million and $1.0 million for the three months ended March 31, 2019 and 2018, respectively.

Schedule 5: Adjusted Net Income
(in thousands, except per share amounts, unaudited)

Adjusted net income is a supplemental non-GAAP financial measure that is used by management to present recurring profitability that is more comparable between periods by excluding items that are non-recurring in nature or items which are not easily estimable. Management believes adjusted net income provides external users of the Company's consolidated financial statements such as industry analysts, investors, creditors, and rating agencies with additional information to assist in their analysis of the Company. The Company defines adjusted net income as net income after adjusting first for (1) the impact of certain non-cash items and one-time transactions and then (2) the non-cash and one time items’ impact on taxes based on a tax rate that approximates the Company's effective tax rate in each period. Adjusted net income is not a measure of net income (loss) as determined by GAAP.

The following table presents a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measure of adjusted net income.

	Three Months Ended March 31,
	2019	2018
Net income (loss)	$(6,993)	$13,870
Adjustments to net income (loss):
Derivative loss	36,544	8,742
Derivative cash settlements	936	(4,312)
Gain on sale of oil and gas properties	(1,126)	—
Abandonment and impairment of unproved properties	879	2,502
Exploratory dry hole expense	62	—
Unused commitments	—	21
Stock-based compensation (1)	1,380	1,008
Severance costs (1)	418	—
Total adjustments before taxes	39,093	7,961
Income tax effect	—	—
Total adjustments after taxes	$39,093	$7,961

Adjusted net income	$32,100	$21,831
Adjusted net income per diluted share	$1.56	$1.07

Diluted weighted-average common shares outstanding	20,557	20,470

(1) Included as a portion of general and administrative expense in the statements of operations.

Schedule 6: Adjusted EBITDAX
(in thousands, unaudited)

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management to provide a metric of the Company's ability to internally generate funds for exploration and development of oil and gas properties. The metric excludes items which are non-recurring in nature and/or items which are not reasonably estimable. Management believes adjusted EBITDAX provides external users of the Company’s consolidated financial statements such as industry analysts, investors, lenders, and rating agencies with additional information to assist in their analysis of the Company. The Company defines Adjusted EBITDAX as earnings before interest expense, income taxes, depreciation, depletion, amortization, impairment, exploration expenses and other similar non-cash and non-recurring charges. Adjusted EBITDAX is not a measure of net income (loss) or cash flows as determined by GAAP.

The following table presents a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measure of Adjusted EBITDAX.

	Three Months Ended March 31,
	2019	2018
Net income (loss)	$(6,993)	$13,870
Exploration	97	29
Depreciation, depletion and amortization	15,759	7,508
Amortization of deferred financing costs	125	—
Abandonment and impairment of unproved properties	879	2,502
Unused commitments	—	21
Stock-based compensation (1)	1,380	1,008
Severance costs (1)	418	—
Interest expense	1,151	357
Derivative loss	36,544	8,742
Derivative cash settlements	936	(4,312)
Gain on sale of oil and gas properties	(1,126)	—
Adjusted EBITDAX	$49,170	$29,725

(1) Included as a portion of general and administrative expense in the statements of operations.

Schedule 7: Recurring Cash G&A
(in thousands, unaudited)

Recurring cash G&A is a supplemental non-GAAP financial measure that is used by management to provide only the cash portion of its G&A expense, which can be used to evaluate cost management and operating efficiency on a comparable basis from period to period. Management believes recurring cash G&A provides external users of the Company’s consolidated financial statements such as industry analysts, investors, lenders, and rating agencies with additional information to assist in their analysis of the Company. The Company defines recurring cash G&A as GAAP general and administrative expense exclusive of the Company's stock based compensation and one-time charges. The Company refers to recurring cash G&A to provide typical recurring cash G&A costs that are planned for in a given period. Recurring cash G&A is not a fully inclusive measure of general and administrative expense as determined by GAAP.

The following table presents a reconciliation of the GAAP financial measure of general and administrative expense to the non-GAAP financial measure of recurring cash G&A.

	Three Months Ended March 31,
	2019	2018
General and administrative	$10,278	$9,533
Stock-based compensation	(1,380)	(1,008)
Cash G&A	$8,898	$8,525